Exhibit 10.9

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (the “Agreement”) is effective as of November 20th, 2023 (the “Effective Date”), by and between University of Southern California, a California nonprofit corporation (“USC”), and NeOnc Technologies, Inc. (f/k/a NAS-ONC), a California corporation (“Licensee”), located at the address set forth in Section 13.15 below, with respect to the facts set forth below.

RECITALS

WHEREAS, USC and Licensee entered into an Exclusive Patent License Agreement, effective as of March 9, 2009, as amended by the First Amendment to Exclusive License Agreement, effective as of April 5, 2023, and the Second Amendment to Exclusive License Agreement, effective as of May 30, 2023 (collectively, the “Original Agreement”);

WHEREAS, in January 2023, shareholders of Licensee entered into a share exchange agreement with NeOnc Technologies Holdings, Inc., a Delaware corporation (“NTHI”) whereby Licensee became a wholly- owned subsidiary of NTHI;

WHEREAS, as set forth in that certain Letter Agreement, dated October 27, 2023, by and among USC, Licensee and NTHI (the “Letter Agreement”), each such party acknowledged certain Defaults and Licensee Deficiencies (as each such term is defined in the Letter Agreement) in connection with Licensee’s performance under the Original Agreement, including without limitation with respect to a Collaboration and License Agreement, effective as of November 8, 2013, by and between Orient EuroPharmaCo., Ltd., a company organized and existing under the laws of Taiwan (“OEP”), and Licensee (the “OEP Collaboration Agreement”); and

WHEREAS, USC and Licensee now wish to amend and restate the Original Agreement in order to address the Defaults and Licensee Deficiencies, among other things, subject to the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, USC and Licensee hereby agree as follows:

1.	Definitions.

Capitalized terms shall have the meaning set forth herein.

1.1	“Affiliate” shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with, Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities. The term “Licensee” as used throughout this Agreement also includes Affiliates.

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1.2	“Challenge” shall mean the initiation of any proceeding by Licensee, Sublicensee or any entity acting on their behalf, directly or indirectly, which challenges the validity or enforceability of a Licensed Patent in any court, administrative agency or other forum.

1.3	“Combination Product” means any product that incorporates or is sold in combination with one or more active pharmaceutical ingredients, other compounds, services, or technologies in addition to a Licensed Product.

1.4	“Confidential Information” shall mean any and all proprietary or confidential information of USC or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. The provisions of this Agreement shall be considered the Confidential Information of both parties. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that such information: (a) is publicly available through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party; (b) was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or the Disclosing Party’s employees); or (c) is subsequently disclosed to the Receiving Party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party. Specific Confidential Information disclosed to a Receiving Party shall not be deemed to be within any of the foregoing exceptions merely because it is (i) embraced by more general information in the public domain or in the Receiving Party’s possession; (ii) a combination of features or data that can be pieced together by combining individual features or data from multiple sources in the public domain or in the Receiving Party’s possession to reconstruct the Confidential Information, but none of which shows the entire combination; and/or (iii) a selection or part of a document or embodiment where other information in the same document or embodiment becomes part of the public domain or in the Receiving Party’s possession.

1.5	“Fox Infused Agreement” shall mean that certain Intellectual Property License and Supply Agreement dated July 1, 2022 by and between Licensee and Fox Infused, LLC.

1.6	“Field” shall mean treatment and therapies of diseases and symptoms in mammals.

1.7	“Licensed Patents” means the patents and patent applications listed in Exhibit A and Exhibit B attached to this Agreement, including any United States continuation, division, extension, or reissue of them, and any foreign counterparts from any application filed which corresponds to the claims contained in any of the foregoing patents or applications.

1.8	“Licensed Product” shall mean any product (a) the manufacture, use, sale, offer for sale or importation of which would, in the absence of the license granted by this Agreement, infringe a Valid Claim of any of the Licensed Patents, and/or (b) that is discovered, developed or made using a Licensed Process, or using any data or results produced or generated by using a Licensed Process.

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1.9	“Licensed Product Data” shall mean any data, information or other materials, including without limitation pre-clinical, clinical and other regulatory data, generated or produced by or on behalf of Licensee directly relating to a Licensed Product and which is generated or produced after the effective date of the Original Agreement.

1.10	“Licensed Process” shall mean any method or process claimed in the Licensed Patents.

1.11	“Licensed Service” shall mean the performance of a service for a third party, which performance uses or incorporates a Licensed Product or Licensed Process.

1.12	“Net Sales” shall mean the gross amounts invoiced by Licensee and its Sublicensees, or any of them, on all sales of Licensed Products, Licensed Processes and Licensed Services, less the following items, to the extent directly applicable to such sales of Licensed Products, Licensed Processes or Licensed Services (if not previously deducted from the amount invoiced):

(a)	reasonable and customary trade, quantity and cash discounts actually granted;

(b)	reasonable and customary rebates and retroactive price reductions actually granted;

(c)	credits or allowances actually granted upon claims of nonconforming Licensed Products, rejections or returns of Licensed Products;

(d)	prepaid freight charges for the delivery of Licensed Products; and

(e)	sales, use or excise taxes imposed and actually paid on the with sale of Licensed Products (but excluding any value added taxes or taxes based on income or gross receipts).

Sales of Licensed Products by Licensee to a Sublicensee or Affiliate for resale or by a Sublicensee to an Affiliate of Licensee for resale shall be excluded, and only the subsequent sale of such Licensed Products by such Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder.

The deductible items listed in sub-clauses (a) – (e) above shall be either (i) included as line items on the invoice, documented as being specifically attributable to actual sales of Licensed Products, Licensed Processes or Licensed Services in accordance with United States Generally Accepted Accounting Principles (“GAAP”) consistently applied throughout the organization of the selling party, and provided that such amounts are included in the quarterly Royalty Reports that Licensee sends to USC pursuant to Section 5.3. If Licensee or other selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

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The portion of Net Sales of any combination offering to be included in Net Sales for the purpose of calculating earned royalty payments to USC hereunder in respect of any Licensed Product or Licensed Service shall equal the product of (x) the Net Sales of such Combination Product MULTIPLIED BY (y) the fraction A/(A+B), where A is the fair market value of the Licensed Product, Licensed Service, or Licensed Process sold alone, and B is the fair market value of the other active pharmaceutical ingredients, other components, services, or technologies included in such Combination Product. If it is not reasonably possible in accordance with the immediately prior sentence to determine the individual fair market values of A and/or B in respect of any Combination Product, another equitable method as mutually agreed upon by the Parties will be applied to determine the portion of the Net Sales attributable to the licensed offering for the purpose of calculating earned royalty payments to USC hereunder.

1.13	“NeuCen Agreement” shall mean that certain License Agreement dated December 5, 2015 by and between Licensee and Neucen Biomedical Co., Ltd.

1.14	“Royalty Report” shall have the meaning ascribed to such term as provided in Section 5.3.

1.15	“Sublicensee” shall mean any third party to whom Licensee or a Sublicensee grants a sublicense or similar rights with respect to any of the rights conferred upon Licensee under this Agreement, as contemplated by Section 2.2.

1.16	“Valid Claim” shall mean a claim of an issued and unexpired patent within the Licensed Patents that has not been held invalid or unenforceable by a court or other appropriate governmental body of competent jurisdiction in a ruling that is unappealed or unappealable within the time allowed for appeal. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patents.

2.	Grant of License.

2.1	Grant of Exclusive License Under Licensed Patents. USC hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive (except as specified in Sections 2.5 and 2.6), worldwide, royalty-bearing license, with limited rights to sublicense pursuant to Section 2.2, under the Licensed Patents to make, have made, use, have used, sell, have sold, offer to sell and import Licensed Products, Licensed Processes and Licensed Services in the Field.

2.2	Sublicensing.

2.2.1	Generally. Licensee shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement. Sublicensees may further grant sublicenses through a single tier. Sublicensees shall agree to abide by and be subject to all the terms and provisions of this Agreement applicable to Licensee. In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to USC a copy of any and all fully executed sublicense agreements within thirty (30) days of execution. Licensee shall at all times be and remain responsible for the compliance by Sublicensees with the terms and conditions of this Agreement, including without limitation the payment of all amounts that may become due hereunder as a result of any Sublicensees’ activities. No sublicense(s) shall in any way reduce Licensee’s obligations under this Agreement.

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2.2.2	OEP Collaboration Agreement. Notwithstanding Section 2.2.1 or anything to the contrary set forth in this Agreement or the Original Agreement, USC hereby (i) waives any breach of the Original Agreement and/or this Agreement to the extent based solely on the Defaults and Licensee Deficiencies (as each such term is defined in the Letter Agreement), (ii) agrees that, to the extent of any inconsistency between the terms of this Agreement and the terms of the OEP Collaboration Agreement, the terms of the OEP Collaboration Agreement shall control and (iii) subject to Section 8.1, releases and discharges Licensee from any and all claims, causes of action, suits, demands, rights, liabilities, debts, covenants, guarantees, projections, endorsements, controversies, actions, legal duties, warranties, torts, unfair or deceptive practices, statutory violations, contracts, agreements, obligations, promises, promissory estoppel, detrimental reliance, unjust enrichment, wrongdoing, damages, lawsuits, losses, fees, costs or expenses of any kind whatsoever, whether known or unknown, direct or indirect, fixed or contingent, foreseen or unforeseen, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, or contingent or vested, including any monetary, injunctive or declaratory relief relating thereto, or for reimbursement of attorneys’ fees, costs and expenses, solely arising out of, relating to, the Defaults and Licensee Deficiencies (as each such term is defined in the Letter Agreement). Licensee shall be responsible for the compliance by OEP with the OEP Collaboration Agreement and the applicable terms and conditions of this Agreement, subject to the immediately preceding sentence. Any amendment to the OEP Collaboration Agreement shall either comply with the other terms and conditions of this Agreement generally applicable to Sublicensees (other than OEP) or shall require USC’s prior written consent in each instance.

2.3	Required Sublicensing. If USC receives a bona fide inquiry from a third party to develop a Licensed Product covered by the Field, and (i) such Licensed Product has not been developed or is not currently under development by Licensee and/or a Sublicensee, and (ii) such third party provides USC with a bona fide financial plan that would enable the development of such Licensed Product, then USC shall give notice to Licensee. Licensee shall, within one hundred eighty (180) days of such notice, either (i) complete a Sublicense grant to the third party of a scope that would permit the third party to develop and commercialize such Licensed Product as set forth in the bona fide financial plan, or (ii) shall provide USC a detailed plan for the development of such Licensed Product and shall begin actual implementation of such plan immediately, and maintain such plan thereafter. If Licensee does not either (i) complete a Sublicense grant or (ii) demonstrate implementation of said development plan within one hundred eighty (180) days of receipt of such notice from USC then USC shall have the right to exclude such Licensed Product from the Field.

Amended & Restated # 2024-0301 to Agreement #A09-216

2.4	No Other License. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of USC other than the Licensed Patents regardless of whether such patent applications, patents or intellectual property are dominant or subordinate to the Licensed Patents.

2.5	Governmental Interest. Licensee and USC acknowledge that USC has received, and expects to continue to receive, funding from the United States Government in support of USC’s research activities. Licensee and USC acknowledge and agree that their respective rights and obligations under this Agreement may be subject to the rights of the United States Government, existing and as amended, which may arise or result from USC’s receipt of research support from the United States Government.

2.6	Reservation of Rights. USC reserves the right to exploit and to grant to other nonprofit or academic institutions the right to exploit the Licensed Patents for any nonprofit purpose, including, but not limited to, sponsored research and collaborations without USC being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, USC reserves the right to grant non-exclusive licenses to exploit the Licensed Patents for any nonprofit purpose, including sponsored research and collaborations to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way.

3.	Royalties and Other Payments.

3.1	Equity Grant. USC and Licensee acknowledge that USC was previously issued certain equity in Licensee and/or Licensee Parent in connection with the Original Agreement.

3.2	Minimum Annual Royalties. Licensee shall pay to USC a nonrefundable minimum annual royalty of twenty thousand dollars ($20,000) whether or not it has engaged in the sales of any Licensed Product on January 1 of each calendar year. The minimum annual royalty shall be credited against running royalties due for that calendar year and Licensee’s Royalty Reports shall reflect such a credit. The minimum annual royalty shall not be credited against any milestone payments, Sublicense Payments, royalties due for any preceding or subsequent calendar year or against any other amounts due by Licensee under this Agreement.

3.3	Running Royalties. Licensee, or Sublicensee as applicable, shall pay to USC running royalties on Net Sales of Licensed Products on a country-by-country basis, in all countries in which the manufacture, use, sale, offer for sale or import of such Licensed Products would, in the absence of the license granted by this Agreement, infringe one or more Valid Claims in that country, as set forth in the table below. If a Licensed Product is covered by a Valid Claim from Licensed Patents under both Exhibit A and Exhibit B, then Licensee, or Sublicensee as applicable, will pay the higher royalty owed to USC.

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Licensed Products covered by Licensed Patents in Exhibit A	Two percent (2%) of Net Sales
Licensed Products covered by Licensed Patents in Exhibit B	Four percent (4%) of Net Sales

3.4	Royalty Payments. For each calendar quarter, Licensee shall pay to USC all royalties required by this Section 3 within ninety (90) days following the end of such calendar quarter. Licensee shall make all such royalty payments itself to USC, and/or cause its Affiliates or Sublicensees to pay to USC all royalties resulting from Net Sales by its Affiliates or Sublicensees, within the time period specified in the preceding sentence.

Licensee may make payments to USC by wire transfer if Licensee bears the entire cost of all wire transfer fees. Payments by wire transfer shall be made to:

Beneficiary Account Name:	USC WIRE ACCOUNT
Account Number:	14594-06561
Bank Name:	Bank of America
Bank Address:	333 S. Hope Street Los Angeles, CA 90071
Routing/ABA Number:	ACH: 122000661 WIRE: 026009593
SWIFT (International):	For wires remitted in US dollars: BOFAUS3N For wires remitted in foreign currency: BOFAUS6S
PLEASE REFERENCE IN MEMO	CCH00035

Please reference: USC Stevens Agreement # 2024-0301 or such other account of which USC may provide notice pursuant to Section 13.15, below.

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3.5	Royalty Credit. If Licensee provides evidence to USC that it is required to obtain a license under patent rights of one or more third parties that would, in the absence of such license, be infringed by Licensee’s practice of the inventions claimed by the Licensed Patents in the manufacture, use or sale of a Licensed Product, such that the total royalties paid by Licensee to such third parties and to USC for that Licensed Product exceeds six percent (6%) of Net Sales of such Licensed Product on a country-by-country basis in a particular royalty reporting period, then Licensee shall be entitled to deduct from the royalties due to USC under Section 3.3 with respect to sales of that Licensed Product up to fifty percent (50%) of the royalties Licensee actually paid to such third parties in excess of six percent (6%) of Net Sales of such Licensed Product in that reporting period. The above offset right is subject to the requirement that (i) the royalties paid to USC hereunder with respect to such Licensed Product shall not be reduced below fifty percent (50%) of the royalties for the Licensed Product that would otherwise be due hereunder without such credit, and (ii) all such third parties who license patent rights to Licensee for that Licensed Product similarly agree to a royalty stacking credit in their license agreements with Licensee. Licensee will give USC prior written notice of any third party license that would satisfy the above requirements for a royalty credit sufficiently in advance of deducting such credit from royalties due to USC hereunder in order to allow USC and Licensee to mutually determine whether the requirements of this Section have been satisfied.

3.6	Arms-Length Transactions. On sales of Licensed Products, Licensed Services or Licensed Processes which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction.

3.7	Payment Increase in the Event of a Challenge.

3.7.1	Increase and Costs of Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, in the event Licensee or a Sublicensee (other than OEP) directly or indirectly institutes or makes any Challenges, the amount of the minimum annual fee and the milestone payments and the percentage rates for royalties and Sublicense Payments (other than those pertaining to the OEP Collaboration Agreement) required under Sections 3 and 4 of this Agreement shall be doubled during the pendency of such Challenges from the date the challenging party first institutes or makes such Challenges and during the pendency of such Challenges, and shall be tripled after the conclusion of such Challenges in the event that at least one (1) Valid Claim that covers a Licensed Product, Licensed Service or Licensed Process is held to be valid and enforceable. Additionally, throughout the duration of any such Challenge brought by Licensee, Licensee agrees to disburse to USC any and all proceeds received from any sublicense of the applicable Licensed Patents. Licensee further agrees to reimburse USC for all costs actually incurred by USC in connection with the legal proceedings applicable to any Challenge.

3.7.2	No Right to Recoup. In the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, neither Licensee nor any Sublicensee shall have any right to recoup, recover, set-off or otherwise get reimbursement of any royalties, annual fees, Sublicense Payments, equity issuances to USC, milestone payments, patent costs or other monies paid hereunder to USC prior to or during the period of such Challenges. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, annual fees, Sublicense Payments, equity issuances, milestone payments, patent costs or other monies in the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges.

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3.7.3	Pre-Challenge Requirements. Licensee will provide written notice to USC at least one hundred eighty (180) days prior to Licensee or a Sublicensee (other than OEP) instituting or making any Challenges, and Licensee agrees that the challenging party (other than OEP) will not institute such Challenge for at least one hundred eighty (180) days after the date of such notice. Licensee will include with such written notice a list of all prior art and a description of the other facts and arguments that support its contention that any of the Licensed Patents are invalid or unenforceable. During such one hundred eighty (180) day period, the parties will discuss the same and attempt in good faith to mutually resolve such issues.

3.7.4	Reasonable Provisions. The parties agree that neither of them is entering into this Agreement with the anticipation that Challenges will be instituted or made by Licensee or any of its Sublicensees against USC, and consequently the rates for royalties and Sublicense Payments and the other financial terms and conditions herein reflect that understanding. Licensee and USC further agree that if the parties did expect that such Challenges would be made against USC, the rates for royalties and Sublicense Payments and the other financial terms and conditions herein would be significantly higher. Accordingly, the parties agree that the provisions of this Section for increasing the rates for royalties and Sublicense Payments are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which a Challenge is made against USC in lieu of increasing the rates for royalties and Sublicense Payments and the other financial terms and conditions of this Agreement as of the Effective Date.

3.8	Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product, Licensed Service or Licensed Process shall continue on a country by country basis until (a) the expiration of the last to expire Valid Claim that covers such Licensed Product, Licensed Service or Licensed Process in that country; or (b) for a Licensed Product, Licensed Service or Licensed Process in any country in which the manufacture, use or sale of such Licensed Product, Licensed Service or Licensed Process is not covered by a Valid Claim but was discovered, developed or made using any Licensed Process, fifteen (15) years after the date of the first commercial sale of such Licensed Product, Licensed Service or Licensed Process in such country.

4.	Additional Consideration.

4.1	Sublicense Payments. Sublicenses will not include any non-monetary consideration. USC will be due the following amounts for each sublicense granted: (i) a sublicensee issue royalty of $10,000 and an annual maintenance royalty of $10,000 on each anniversary of the effective date of the sublicense (collectively, the “Sublicense Payments”); and (ii) the running royalties set forth in Section 3.3.

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4.2	Past Due Payments. Licensee acknowledges that it has not heretofore paid to USC the sublicense issue royalty and annual maintenance royalties that became due and payable with respect to the OEP Collaboration Agreement, the Fox Infused Agreement and the NeuCen Agreement. In satisfaction of any such amounts that became due and payable prior to the Effective Date of this Agreement, as well as any interest and/or late fees to which USC is entitled, Licensee shall pay to USC an amount equal to two hundred and thirty thousand dollars ($230,000) by no later than March 31, 2024, USC acknowledging that such payment constitutes payment in full for such past due royalty and annual maintenance royalties with respect to such agreements.

5.	Development Activities and Reporting.

5.1	Reasonable Efforts. As an inducement to USC to enter this Agreement, Licensee will use all reasonable efforts and diligence during the term of this Agreement to develop and sell Licensed Products, Licensed Services and Licensed Processes in the Field for commercial purposes throughout the Territory. Licensee will document related progress in reports provided to USC in accordance with Section 5.2.

5.2	Progress Reports. Licensee shall keep USC generally informed as to Licensee’s progress with respect to its development of Licensed Products, Licensed Services and Licensed Processes, including without limitation its regulatory filings and approvals, marketing, production, sale and its efforts to sublicense the Licensed Patents. Licensee shall also provide to USC written annual reports on its progress in the development and commercialization of Licensed Products, Licensed Services and Licensed Processes in the Field by March 1 of each calendar year. These progress reports shall include without limitation information with respect to: progress on research and development; status of applications for regulatory approvals; manufacturing; sublicensing; marketing; importing; sales efforts during the preceding calendar year as well as plans for the present calendar year; and a summary of the results of animal experiments and IND-enabling studies, and the Licensed Product Data from the preceding calendar year and analyses thereof that will provide meaningful understanding of the current status of Licensee’s development of Licensed Products, Licensed Services and Licensed Processes. Licensee agrees to provide any additional information reasonably required by USC to evaluate Licensee’s performance under this Agreement. Licensee shall also report to USC the dates that Licensee or its Sublicensees achieve first commercial sale of each Licensed Product, Licensed Service, and Licensed Process within thirty (30) days of such occurrences.

5.3	Royalty Reports. Licensee shall submit to USC, no later than ninety (90) days after the end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information on a country-by-country and Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and Licensed Process-by-Licensed Process basis:

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(a)	the number of units of Licensed Products sold by each of Licensee and any of its Sublicensees on a country-by-country basis;

(b)	the gross amounts invoiced for such Licensed Products sold by each of Licensee and any of its Sublicensees on a country-by-country basis;

(c)	the gross amounts invoiced for all Licensed Processes used or sold by each of Licensee and any of its Sublicensees on a country-by-country basis;

(d)	the gross amounts invoiced for all Licensed Services performed by each of Licensee and any of its Sublicensees on a country-by-country basis;

(e)	a detailed listing of any royalty credits permitted under Section 3.5 and deductions applicable to determine Net Sales of Licensed Products, Licensed Services and Licensed Processes pursuant to Section 1.11, the calculation for Combination Products under Section 1.11, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.11; and

(f)	the amount of royalties due under Section 3, or if no royalties are due to USC for any reporting period, the statement that no royalties are due and a detailed explanation why they are not due for that quarterly period.

Each Royalty Report shall be certified as correct by an officer of Licensee. If multiple technologies are covered by the licenses granted hereunder and Licensed Products, Licensed Services or Licensed Processes are based on different technologies, Licensee shall specify which Licensed Patents are utilized for each Licensed Product, Licensed Service or Licensed Process included in the Royalty Report.

5.4	Payments. Licensee shall pay to USC with each Royalty Report the amount of royalties due with respect to such quarter. All payments due under this Agreement shall be deemed received when funds are credited to USC’s bank account and shall be payable by check or wire transfer in United States Dollars to an account designated by USC. Licensee shall bear the cost of all fees related to the wire transfer of payments to USC.

5.5	Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to USC in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted by OANDA or in The Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made from Licensee’s other sources of United States Dollars.

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6.	Record Keeping.

6.1	Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of all Licensed Products, Licensed Services and Licensed Processes made, used and sold under this Agreement, as appropriate to determine the amount of royalties (including the calculations of royalty credits and royalties on Combination Products, product development milestone payments and other monies due to USC hereunder, as well as records regarding Sublicense Payments and Licensee’s compliance with this Agreement. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. Such records shall be available, upon prior written notice to Licensee, during normal business hours for examination and copying by USC and/or its designated certified public accountant for the purpose of verifying the accuracy of Licensee’s reports and payments hereunder and its compliance with this Agreement. In conducting examinations pursuant to this Section, USC and/or its accountant shall have access to, and such accountant may disclose to USC, all records which USC or its accountant reasonably believes to be relevant to the calculation of royalties and other payments under Section 3, other consideration under Section 4, other financial obligations under this Agreement and to Licensee’s compliance with this Agreement, including access to inventory reports. These examinations shall be at USC’s expense, except that if an examination shows an underreporting or underpayment of five percent (5%) or more for any twelve (12) month period, then Licensee shall pay the cost of such examination (including without limitation USC’s attorney’s fees, accountant’s fees and other costs), as well as any additional payments that would have been payable to USC had Licensee reported correctly, plus interest on such amounts at the rate of one and one half percent (1 ½%) per month. All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report. USC may exercise its audit rights under this Section 6 no more frequently than once in any calendar year.

7.	Patent Matters.

7.1	Patent Prosecution and Maintenance. The provisions of Section 3.7 notwithstanding, as between the parties, Licensee shall have sole control the prosecution of any patent application and maintenance of any patent included within Licensed Patents. Licensee shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patents (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, post-issuance proceedings, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. The fees and expenses associated with such work done by Licensee’s outside patent counsel shall be paid by Licensee as set forth below.

7.2	Information to USC. Licensee shall keep USC timely informed with regard to the patent application and maintenance processes. Licensee shall deliver or have delivered to USC copies of all patent applications, amendments, assignments and related patent office correspondence and correspondence with foreign associate law firms. Licensee shall take into good faith consideration any of USC’s comments on the Licensed Patents and the prosecution thereof.

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7.3	Patent Costs. Licensee will be responsible for, and shall pay directly to Licensee’s patent counsel, all costs and expenses associated with prosecution and maintenance of the Licensed Patents. Licensee may elect, with a minimum of ninety (90) days’ prior written notice to USC, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within the Licensed Patents. Licensee shall remain liable for all patent prosecution and maintenance fees and costs incurred prior to the date of such notice of election and during such ninety (90)-day notice period. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patents and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert exclusively to USC.

7.4	USC Right to Pursue Patent. If at any time during the term of this Agreement, Licensee’s rights with respect to any of the Licensed Patents are terminated, USC has the right, but not the obligation, to take whatever action USC deems appropriate to obtain or maintain the corresponding patent protection. If USC pursues such patent protection under this Section 7.4, Licensee agrees to cooperate fully, including by providing, at no charge to USC, all appropriate technical data and executing all necessary legal documents.

7.5	Assignments. To the extent not already completed as of the Effective Date of this Agreement, Licensee shall diligently seek to obtain and record the fully executed assignments of the Licensed Patents listed in Exhibit B demonstrating USC ownership in all relevant jurisdictions at its sole expense. Licensee shall promptly forward to USC copies of all fully executed assignments.

7.6	Infringement Actions.

7.6.1	Suspected Infringement. Licensee and USC will promptly inform the other of any suspected or actual infringement of any Licensed Patents by a third party.

7.6.2	Enforcement by Licensee. As between the parties, Licensee shall have the first right, following consultation with USC, at Licensee’s sole expense, to file suit or take other action against any alleged infringer or in defense of any third party claim arising as a result of the exercise of the Licensed Patents by Licensee or a Sublicensee in the Field. If Licensee decides to institute suit or take other action, then it will notify USC in writing. USC must respond to Licensee in writing within sixty (60) days after the date of Licensee’s notice if USC wishes to join in enforcing the Licensed Patents pursuant to the provisions of this Section. USC agrees to join any action in the Territory where joinder of USC is necessary or required. Licensee will keep USC informed of the status of all such actions and proceedings. If USC is included in Licensee’s suit, Licensee will bear USC’s cost of this litigation. USC will be entitled to separate counsel, at USC’s option and USC’s expense, in any situations where the interests of USC and Licensee are potentially in conflict. Any recovery or settlement in excess of litigation costs, if any, paid to Licensee will be shared equally with USC. With respect to any of those Licensed Patents listed on Exhibit B that are outside of the United States, Licensee shall not file suit or take other action against any alleged infringer until USC has been confirmed to be the owner of record of the subject Licensed Patent by the applicable foreign patent office.

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7.6.3	Settlement. Licensee may not settle a suit or other action or take any position in an action that is detrimental to USC or contrary to USC’s intellectual property rights, without the prior written consent of USC, which will be in USC’s sole discretion. In any suit or other action, USC may, if it so desires, also be represented by separate counsel of its own selection.

7.6.4	Enforcement by USC. If Licensee elects in writing not to file suit against an alleged infringer or if Licensee fails to file suit within one hundred eighty (180) days of becoming aware of the alleged infringement, then upon such election, Licensee will be deemed conclusively to have assigned to USC all rights, causes of action, and damages resulting from the alleged infringement, including damages for past infringement and the right to sue for and collect the same. USC then has the sole right to institute suit, and, at its option, to include Licensee as a plaintiff through compulsory joinder. USC may, as part of a settlement for any infringement suit instituted solely by USC, grant licenses to others to make, use, sell, and import Licensed Products. If Licensee is included in USC’s suit through compulsory joinder, USC will bear the entire cost of this litigation. USC will be entitled to retain the entire amount of any recovery or settlement.

8.	Indemnity and Insurance.

8.1	Indemnity.

8.1.1	Indemnification Obligation. Licensee will defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents, and their respective successors, heirs and assigns (“Indemnitees”) against all liabilities, demands, losses, costs, and expenses, including without limitation attorneys’ fees, in connection with any third party claims, suits, actions, demands, or judgments, including without limitation offensive and defensive declaratory judgment actions by an alleged infringer of the Licensed Patents, arising out of any theory of liability (including without limitation actions in tort, contract, warrantee, or strict liability) for damages or equitable relief arising from any of the following: (a) Licensee’s or any Sublicensee’s manufacture, use, sale, offer for sale, import or other disposition of Licensed Products, Licensed Services or Licensed Processes; (b) a claim that, if true, would constitute a breach of any of Licensee’s representations, warranties, or obligations hereunder; (c) Licensee’s or a Sublicensee’s efforts to enforce a Licensed Patent against or obtain license revenue from an alleged infringer, whether by suit, by cease and desist letter or otherwise; (d) the gross negligence or willful misconduct of Licensee or a Sublicensee or any of their employees or agents; (e) a claim arising from the filing or prosecution, including as relating to defective title, of the Licensed Patents; or (f) the Defaults and Licensee Deficiencies (as each such term is defined in the Letter Agreement).

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8.1.2	Defense; Settlement. Licensee will, at its own expense, provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any of the Indemnitees, whether or not such actions are rightfully brought. If any proposed settlement directly affects USC, Licensee may not finally agree to it without first obtaining USC’s written approval of the settlement proposal.

8.2	Insurance.

8.2.1	General Liability. Licensee will maintain a comprehensive general liability policy meeting the terms of this Section at its sole expense for the entire term of this Agreement and fifteen (15) years after. If Licensee does not currently have such a policy, it will procure one prior to the execution of this Agreement, and will maintain the policy until fifteen (15) years after the term of this Agreement. The policy will include product liability coverage and broad form contractual liability coverage for Licensee’s indemnification, and will include the following, at a minimum:

(a)	If the Licensed Products are not administered in humans, comprehensive or commercial general liability insurance (contractual liability) with limits of at least: (i) each occurrence $1,000,000; and (ii) general aggregate (commercial form only), $3,000,000 for death, bodily injury, or illness;

(b)	If Licensed Products are used in human clinical trials, then prior to entering such human clinical trials, Licensee will update its policy to include single limit coverage of not less than $5,000,000 per incident and $5,000,000 annual aggregate for death, bodily injury, or illness;

(c)	If Licensed Products are manufactured or distributed for use in humans, for any purpose other than human clinical trials, then prior to such administration of Licensed Products to humans, Licensee will update its policy to include single limit coverage of not less than $10,000,000 per incident and $10,000,000 annual aggregate for death, bodily injury, or illness;

(d)	$200,000 annual aggregate in property damage;

(e)	Naming of USC as an additional insured; and

(f)	Provision for not less than thirty (30) days’ prior written notice before any cancellation or material change in coverage will be effective.

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8.2.2	Delivery of Insurance Certificate. Licensee will ensure that a certificate evidencing the comprehensive general liability policy described in this Section will be delivered to USC within ten (10) days of the Effective Date of this Agreement, and that a current certificate is delivered to USC in each subsequent year that the insurance is in effect with delivery of the Progress Reports in Section 5.2.

8.2.3	No Limit. The minimum amounts of insurance coverage required under this Agreement will not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations or any other provision of this Agreement.

9.	Disclaimer and Limitation of Liability.

9.1	Disclaimer. USC MAKES NO EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND USC SPECIFICALLY AND EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED PATENTS OR ANY OTHER INTELLECTUAL PROPERTY RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. Without limiting the generality of the foregoing, nothing in this Agreement will be construed as a representation or warranty by USC regarding the commercial viability of any Licensed Product, the validity, enforceability, or scope of any Licensed Patents; or freedom of any Licensed Product from infringing patents or other intellectual property rights of third parties. Further, nothing in this Agreement shall be construed as an obligation by USC: to defend or accept any liability in the event a legal action is brought against Licensee for patent infringement; or to bring or prosecute actions or suits against third parties for infringement; or to furnish any know- how to Licensee.

9.2	Limitation of Liability and Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL USC BE LIABLE TO LICENSEE OR ANY SUBLICENSEE FOR ANY INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, LOST GOODWILL, LOST PROFITS, LOST BUSINESS AND/OR ANY INDIRECT ECONOMIC DAMAGES WHATSOEVER, REGARDLESS OF WHETHER SUCH DAMAGES ARISE FROM CLAIMS BASED UPON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY OR OTHER LEGAL THEORY), A BREACH OF ANY WARRANTY OR TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER USC WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF INCURRING SUCH DAMAGES IN ADVANCE. IN NO CASE WILL USC’S TOTAL CUMULATIVE LIABILITY UNDER THE TERMS OF OR ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT PAID BY LICENSEE AND SUBLICENSEES TO USC UNDER THE TERMS OF THIS AGREEMENT DURING THE PREVIOUS TWELVE (12) MONTHS PRIOR TO THE OCCURRENCE WHICH IS THE BASIS OF THE LIABILITY.

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10.	Confidentiality and Publicity.

10.1	Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information, but with no less than a reasonable degree of care; (b) not disclose such Confidential Information to any third party without the other party’s prior written consent; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not less than ten (10) days before the proposed disclosure (or such shorter period of time as may be reasonably practical under the circumstances); (ii) reasonably cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, a party may disclose Confidential Information of the other party to its Affiliates and employees, to Sublicensees and potential Sublicensees, to investors or potential investors of a party in connection with due diligence or similar investigations or in confidential financing documents, provided, in each case, that any such party agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 10.1, but with no further right to disclose or otherwise distribute the other party’s Confidential Information.

10.2	Publications. Licensee agrees that USC shall have the right to publish in accordance with its general policies, and that other than the confidentiality obligations of Section 10.1, this Agreement shall not restrict, in any manner, USC’s right to publish.

10.3	Publicity. Except as otherwise required by law, no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 10.2 of this Agreement shall not be construed as publicity governed by this Section 10.3.

11.	Term and Termination.

11.1	Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire upon such time that no further royalties are due to USC hereunder.

11.2	Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

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11.3	Termination by USC. USC has the right to immediately terminate this Agreement as follows (unless a further cure period is provided below):

(a)	If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with the applicable provisions hereof) within twenty (20) days after the date of USC’s written notice of such non-payment;

(b)	If Licensee defaults upon its indemnification or insurance obligations under Section 8;

(c)	Upon USC’s written notice to Licensee in the event Licensee becomes insolvent, has a petition in bankruptcy filed for or against it, has a receiver appointed over any of Licensee’s assets, makes an assignment for the benefit of creditors, or has any other proceedings filed against Licensee under any bankruptcy or insolvency laws provided however that Licensee may request one ninety (90) day extension to such termination by USC under this Section in order to contest any bankruptcy petition filed against it;

(d)	If Licensee or any of its officers, directors, or employees is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products, Licensed Services, or Licensed Processes;

(e)	If an audit pursuant to Section 6 shows an underreporting or underpayment by Licensee or any Sublicensee of fifteen percent (15%) or more for any twelve (12) month period; or

(f)	Except as provided in subparagraphs (a)-(e) above, if Licensee defaults in the performance of any other obligations under this Agreement and the default has not been remedied within thirty (30) days after the date of USC’s written notice of such default.

11.4	Termination by Licensee. Licensee may terminate this Agreement by giving one hundred eighty (180) days advance written notice of termination to USC.

11.5	Rights Upon Expiration. Upon the expiration of this Agreement, neither party shall have any further rights or obligations, other than the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 5.2, 5.3, 5.4, 7, 11.7 and 11.8 with respect to events that occurred prior to such expiration (all of which Sections referenced in this sentence shall survive such expiration for such purposes). Notwithstanding the above, Sections 1, 2.5, 2.6, 2.7, 3.7, 6, 7.4, 8, 9, 10, 11.5, 11.6, 11.7, 11.8, 12.2 and 13 shall also survive the termination or expiration of this Agreement.

Amended & Restated # 2024-0301 to Agreement #A09-216

11.6	Further Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to USC; provided, however, that if such termination was other than as a result of an act or omission of a Sublicensee, then Licensee shall assign such sublicense to USC, provided that USC shall not assume any obligations of Licensee with respect to any Sublicensee other than the continued licensing of the Licensed Patents to the Sublicensee. Except as otherwise provided in Section 11.7 of this Agreement with respect to work in progress as provided in Section 11.7, upon such termination, Licensee and its Sublicensees shall have no further right to develop, manufacture, market, distribute or sell any Licensed Product, Licensed Service, Licensed Process, or to otherwise practice or use any Licensed Patents. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information and other items which embody or disclose any Licensed Patents; provided, however, that Licensee shall not be obligated to provide USC with Licensee’s proprietary information which Licensee can show that it independently developed, other than the Licensed Product Data. Upon any termination of this Agreement, USC shall have the right, and Licensee hereby grants to USC upon such termination, a non-exclusive, worldwide, fully paid-up license, with the right to sublicense, to use the Licensed Product Data in order to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import and have imported Licensed Products, Licensed Services, and/or Licensed Processes in the Field, and the right to reference any Licensed Product Data contained in any of Licensee’s regulatory filings with respect to USC’s or its sublicensees’ development or commercialization activities. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 5.2, 5.3, 5.4, 7, 11.7 and 11.8 with respect to events that occurred prior to such termination or as provided in Section 11.7 (all of which Sections referenced in this sentence shall survive such termination for such purposes).

11.7	Work in Progress. Upon expiration or termination by Licensee of the licenses granted hereunder, Licensee shall be entitled to finish any work in progress and to sell any completed inventory of Licensed Products which remain on hand as of the termination or expiration date, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to USC the royalties applicable to such subsequent sales in accordance with the provisions of this Agreement, provided that no such sales shall be permitted following the date that is six (6) months after the termination date.

11.8	Final Report. Within ninety (90) days of termination or expiration of this Agreement, Licensee shall submit a final report to USC, and any payments due to USC under this Agreement that accrued prior to such termination or expiration shall be paid by Licensee to USC at the time of delivery of the final report.

12.	Assignment; Successors.

12.1	Assignment. Licensee may not assign this Agreement or any of its rights or obligations hereunder without prior written consent of USC. However, if Licensee is not in breach of this Agreement, Licensee may assign the entire Agreement without USC’s prior written permission when the following conditions are satisfied: the assignee is a successor of the entire business of the Licensee, or the entirety of the Licensed Products; the successor agrees in writing to be bound by this Agreement; and written notice and the assignee’s contact information is provided to USC within thirty (30) days of assignment.

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12.2	Binding Upon Successors and Assigns. Subject to the limitations on assignment in Section 12.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of USC and Licensee. Any successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to USC as a condition to USC’s agreement to consent to any such assignment.

13.	General Provisions.

13.1	Independent Contractors. The relationship between USC and Licensee is that of independent contractors. USC and Licensee are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. USC and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

13.2	Late Payments. Late payments of any and all amounts due hereunder shall bear interest from the due date until the date paid at a rate of one and one-half percent (1½%) per month, or Two Hundred Fifty Dollars ($250), whichever is greater.

13.3	Governmental Approvals and Compliance. Licensee shall, at its expense, be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product, Licensed Service or Licensed Process, and shall comply with all applicable laws, rules and regulations in conducting its activities under this Agreement. Licensee shall, at its expense, also be responsible for any warning labels, packaging and instructions produced or distributed with respect to the use of Licensed Products, Licensed Services or Licensed Processes and for the quality control for any Licensed Products, Licensed Services or Licensed Processes.

13.4	Patent Marking. To the extent required by applicable law, Licensee and its Sublicensees shall properly mark all Licensed Products or their containers in accordance with the applicable patent marking laws. Upon USC’s request, Licensee shall provide to USC copies of its patent marking of all Licensed Products. To the extent Licensee or a Sublicensee marks any Licensed Products by referencing the Licensed Patents thereon, Licensee represents and warrants that such Licensed Products are covered by a claim of the applicable referenced Licensed Patents.

13.5	No Use of Name. The use of the name “The University of Southern California”, “USC” or any variation thereof in connection with the marketing, advertising, distribution, sale or performance of Licensed Products, Licensed Services or Licensed Processes is expressly prohibited.

13.6	U.S. Manufacture. Licensee agrees that it and its Sublicensees will abide by the Preference for United States Industry as set forth in 37 C.F.R. Section 401.14 (I), which requires that any Licensed Product or Licensed Process sold in the United States shall be manufactured substantially in the United States, or such other similar laws and regulations as may be applicable.

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13.7	Foreign Registration. Licensee agrees, at its expense, to register this Agreement with any foreign governmental agency which requires such registration.

13.8	Entire Agreement; Modification. This Agreement and all of the attachments (which are incorporated herein) set forth the entire agreement between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, regarding this subject matter. This Agreement cannot be amended except by a written instrument signed by both parties.

13.9	California Law and Venue. This Agreement will be deemed to be executed and performed in the State of California, and will be construed in accordance with the laws of the State of California regarding all matters, including but not limited to, matters of validity, construction, effect, and performance. If any controversy, claim, or dispute between the Parties arises from this Agreement, any related action will be brought and tried exclusively in the courts of the State of California located in the county of Los Angeles, California, or in the United States Federal District Court for the Central District of California, as elected by the party bringing the action. Each of the parties waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of the presiding court may be made upon each of them by personal delivery or through certified or registered mail, return receipt requested, to the other party at the address specified in Section 13.16. Both parties submit to the jurisdiction of the court selected, to the exclusion of any other courts which may have had jurisdiction apart from this Section.

13.10	Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

13.11	Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties.

13.12	No Waiver. The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.

13.13	Name. Whenever there has been an assignment by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee.

13.14	Attorneys’ Fees. Except with respect to Licensee’s indemnification and defense obligations under Section 8, in any action arising out of or relating to this Agreement, the non-prevailing party will pay the prevailing party’s reasonable attorneys’ fees, costs, and necessary disbursements, whether or not the action is prosecuted to award or judgment.

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13.15	Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when received; (b) by overnight courier guaranteeing next-day delivery, upon the next business day immediately following delivery to such overnight courier; or (c) by registered or certified mail, return receipt requested and postage prepaid, upon verification of receipt. Notices shall be sent to the respective addresses set forth below, unless subsequently changed by written notice to the other party:

USC	Licensee

For reports, payments and insurance certificates:

USC Stevens Center for Innovation
University of Southern California
1150 South Olive Street, Suite 2300
Los Angeles, California 90015

Attn: Accounting

RE: USC Agreement # ____

Email: accounting@stevens.usc.edu

NeOnc Technologies, Inc. 8335 West Sunset Blvd. Suite 240 Los Angeles, California 90069-1500
For patent prosecution matters:

USC Stevens Center for Innovation University of Southern California 1150 South Olive Street, Suite 2300 Los Angeles, California 90015 Attn: Patents and Compliance Email: patents@stevens.usc.edu
For contract and breach notices:

USC Stevens Center for Innovation University of Southern California 1150 South Olive Street, Suite 2300 Los Angeles, California 90015 Attn: Licensing Email: licensing@stevens.usc.edu
With a copy to: The University of Southern California Office of the General Counsel 3551 Trousdale Parkway, ADM 352 Los Angeles, California 90089-5013 Email: gcoffice@usc.edu

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13.16	Counterparts. This Agreement may be executed in several counterparts that together shall constitute originals and one and the same instrument.

13.17	Cumulative Remedies. The rights and remedies stated in this Agreement shall be cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

13.18	Authority. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

University of Southern California

By:	/s/ Steven O. Moldin

Name:	Steven O. Moldin, PhD

Title:	Associate Vice President, Research Strategy & Innovation

Date:	11/20/2023

NeOnc Technologies, Inc.

By:	/s/ Thomas Chen

Name:	Thomas Chen, MD, PhD

Title:	CEO

Date:	11/22/2023

Amended & Restated # 2024-0301 to Agreement #A09-216

EXHIBIT A

LICENSED PATENTS

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
09-173-03	8,236,862	8/7/2012	U.S.	Issued	Therapeutic Compositions Comprising Monoterpenes
09-173-10	10,342,765	7/9/2019	U.S.	Issued	Therapeutic Compositions Comprising Monoterpenes

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Exhibit A

EXHIBIT B

LICENSED PATENTS

1.	Blood Brain Barrier Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-093	BR1120200 160741	TBD	BRAZIL	TBD	TBD
2023-093	3,101,475	TBD	CANADA	TBD	TBD
2023-093	2019800238 85.8	TBD	CHINA	TBD	TBD
2023-093	19750825.2	TBD	EUROPEAN PATENT	TBD	TBD
2023-093	2020- 542628	TBD	JAPAN	TBD	TBD
2023-093	10-2020- 7024860	TBD	SOUTH KOREA	TBD	TBD
2023-093	16/967,549	TBD	UNITED STATES	TBD	TBD

2.	Brain Metastasis Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-094	I643618	TBD	TAIWAN	TBD	TBD
2023-094	9,913,838	TBD	UNITED STATES	TBD	TBD
2023-094	17/390,292	TBD	UNITED STATES	TBD	TBD

3.	Isoperillyl Alcohol Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-095	BR1120130 151072	TBD	BRAZIL	TBD	TBD
2023-095	ZL 201180066892X	TBD	CHINA	TBD	TBD
2023-095	CN1056163 91B	TBD	CHINA	TBD	TBD
2023-095	6020110282 24.7	TBD	GERMANY	TBD	TBD
2023-095	2651864	TBD	DENMARK	TBD	TBD
2023-095	2651864	TBD	EUROPEAN PATENT	TBD	TBD
2023-095	16169344.5	TBD	EUROPEAN PATENT	TBD	TBD
2023-095	2651864	TBD	FRANCE	TBD	TBD

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Exhibit B

2023-095	2651864	TBD	UNITED KINGDOM	TBD	TBD
2023-095	HK1188984	TBD	HONG KONG	TBD	TBD
2023-095	6122564	TBD	JAPAN	TBD	TBD
2023-095	9,987,237	TBD	UNITED STATES	TBD	TBD
2023-095	9,211,269	TBD	UNITED STATES	TBD	TBD

4.	Mycosis Fungoides Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-096	20869165.9	TBD	EUROPEAN PATENT	TBD	TBD
2023-096	17/762,878	TBD	UNITED STATES	TBD	TBD
2023-096	PCT/US20/5 2190	TBD	PCT	TBD	TBD

5.	Nasopharyngeal Carcinoma Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-097	I677342	TBD	TAIWAN	TBD	TBD
2023-097	9,987,271	TBD	UNITED STATES	TBD	TBD

6.	Neurofibromatosis Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-098	11,147,809	TBD	UNITED STATES	TBD	TBD
2023-098	17/503,760	TBD	UNITED STATES	TBD	TBD

7.	POH Conjugates Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-099	8,916,545	TBD	UNITED STATES	TBD	TBD
2023-099	1120130046 98-8	TBD	BRAZIL	TBD	TBD
2023-099	2609064	TBD	SWITZERLAND	TBD	TBD
2023-099	ZL20118005 01870	TBD	CHINA	TBD	TBD
2023-099	ZL20151056 9791.4	TBD	CHINA	TBD	TBD
2023-099	6020110308 31.9	TBD	GERMANY	TBD	TBD
2023-099	16184092.1	TBD	GERMANY	TBD	TBD
2023-099	2609064	TBD	EUROPEAN PATENT	TBD	TBD
2023-099	2883543	TBD	EUROPEAN PATENT	TBD	TBD
2023-099	2898883	TBD	EUROPEAN PATENT	TBD	TBD
2023-099	EP3173080	TBD	EUROPEAN PATENT	TBD	TBD

Amended & Restated # 2024-0301 to Agreement #A09-216

Exhibit B

2023-099	16737743.1	TBD	EUROPEAN PATENT	TBD	TBD
2023-099	2609064	TBD	SPAIN	TBD	TBD
2023-099	2883543	TBD	SPAIN	TBD	TBD
2023-099	2898883	TBD	SPAIN	TBD	TBD
2023-099	2609064	TBD	FRANCE	TBD	TBD
2023-099	2883543	TBD	FRANCE	TBD	TBD
2023-099	2898883	TBD	FRANCE	TBD	TBD
2023-099	16184092.1	TBD	FRANCE	TBD	TBD
2023-099	2609064	TBD	UNITED KINGDOM	TBD	TBD
2023-099	2883543	TBD	UNITED KINGDOM	TBD	TBD
2023-099	2898883	TBD	UNITED KINGDOM	TBD	TBD
2023-099	16184092.1	TBD	UNITED KINGDOM	TBD	TBD
2023-099	2609064	TBD	IRELAND	TBD	TBD
2023-099	2883543	TBD	IRELAND	TBD	TBD
2023-099	2898883	TBD	IRELAND	TBD	TBD
2023-099	2609064	TBD	ITALY	TBD	TBD
2023-099	2883543	TBD	ITALY	TBD	TBD
2023-099	2898883	TBD	ITALY	TBD	TBD
2023-099	5797755	TBD	JAPAN	TBD	TBD
2023-099	5982507	TBD	JAPAN	TBD	TBD
2023-099	6431009	TBD	JAPAN	TBD	TBD
2023-099	2609064	TBD	NETHERLANDS	TBD	TBD
2023-099	2883543	TBD	NETHERLANDS	TBD	TBD
2023-099	2898883	TBD	NETHERLANDS	TBD	TBD
2023-099	2609064	TBD	SWEDEN	TBD	TBD
2023-099	2883543	TBD	SWEDEN	TBD	TBD
2023-099	2898883	TBD	SWEDEN	TBD	TBD
2023-099	9,663,428	TBD	UNITED STATES	TBD	TBD
2023-099	9,580,372	TBD	UNITED STATES	TBD	TBD
2023-099	9,499,461	TBD	UNITED STATES	TBD	TBD
2023-099	10,092,562	TBD	UNITED STATES	TBD	TBD
2023-099	11,077,104	TBD	UNITED STATES	TBD	TBD
2023-099	2018800408 14.4	TBD	CHINA	TBD	TBD
2023-099	18 787050.6	TBD	EUROPEAN PATENT	TBD	TBD
2023-099	11,559,508	TBD	UNITED STATES	TBD	TBD
2023-099	18/150,933	TBD	UNITED STATES	TBD	TBD
2023-099	ZL20178008 48879	TBD	CHINA	TBD	TBD
2023-099	17876348.8	TBD	EUROPEAN PATENT	TBD	TBD
2023-099	7144411	TBD	JAPAN	TBD	TBD
2023-099	10,858,305	TBD	UNITED STATES	TBD	TBD
2023-099	11,013,804	TBD	UNITED STATES	TBD	TBD

Amended & Restated # 2024-0301 to Agreement #A09-216

Exhibit B

2023-099	17/306,167	TBD	UNITED STATES	TBD	TBD
2023-099	PCT/US21/5 5383	TBD	PCT	TBD	TBD
2023-099	PCT/US21/5 9117	TBD	PCT	TBD	TBD
2023-099	PCT/US22/2 6656	TBD	PCT	TBD	TBD
2023-099	HK1187597	TBD	HONG KONG	TBD	TBD

8.	POH-Linoleic Acid Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-100	2019106113 00.6	TBD	CHINA	TBD	TBD
2023-100	19214554.8	TBD	EUROPEAN PATENT	TBD	TBD
2023-100	2019800460 36.4	TBD	CHINA	TBD	TBD
2023-100	19818648.8	TBD	EUROPEAN PATENT	TBD	TBD
2023-100	17/251,452	TBD	UNITED STATES	TBD	TBD
2023-100	17/313,258	TBD	UNITED STATES	TBD	TBD
2023-100	17/573,693	TBD	UNITED STATES	TBD	TBD
2023-100	PCT/US22/2 5199	TBD	PCT	TBD	TBD

9.	Polynucleotides Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-101	18/001,082	TBD	UNITED STATES	TBD	TBD
2023-101	PCT/US21/3 6310	TBD	PCT	TBD	TBD

10.	Triconjugate Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-102	2016219257	TBD	AUSTRALIA	TBD	TBD
2023-102	2020223769	TBD	AUSTRALIA	TBD	TBD
2023-102	2022204056	TBD	AUSTRALIA	TBD	TBD
2023-102	ZL20168001 8999.X	TBD	CHINA	TBD	TBD
2023-102	2020110625 50.8	TBD	CHINA	TBD	TBD
2023-102	3261441	TBD	GERMANY	TBD	TBD
2023-102	3261441	TBD	EUROPEAN PATENT	TBD	TBD
2023-102	20188571.2	TBD	EUROPEAN PATENT	TBD	TBD
2023-102	3261441	TBD	FRANCE	TBD	TBD
2023-102	3261441	TBD	UNITED KINGDOM	TBD	TBD
2023-102	3261441	TBD	IRELAND	TBD	TBD
2023-102	6674957	TBD	JAPAN	TBD	TBD
2023-102	9,522,918	TBD	UNITED STATES	TBD	TBD

Amended & Restated # 2024-0301 to Agreement #A09-216

Exhibit B

2023-102	9,657,026	TBD	UNITED STATES	TBD	TBD
2023-102	9,765,081	TBD	UNITED STATES	TBD	TBD
2023-102	10,696,680	TBD	UNITED STATES	TBD	TBD
2023-102	11,479,554	TBD	UNITED STATES	TBD	TBD
2023-102	17/943,567	TBD	UNITED STATES	TBD	TBD
2023-102	PCT/US16/1 7543	TBD	PCT	TBD	TBD

11.	Ultra Pure Family

USC File #	Patent No./ Serial No.	Issue date/ Filing date	Country	Status	Title
2023-103	2828833	TBD	CANADA	TBD	TBD
2023-103	ZL20118002 24350	TBD	CHINA	TBD	TBD
2023-103	ZL20151006 98889	TBD	CHINA	TBD	TBD
2023-103	2542082	TBD	GERMANY	TBD	TBD
2023-103	2542082	TBD	EUROPEAN PATENT	TBD	TBD
2023-103	20172599.1	TBD	EUROPEAN PATENT	TBD	TBD
2023-103	2542082	TBD	FRANCE	TBD	TBD
2023-103	2542082	TBD	UNITED KINGDOM	TBD	TBD
2023-103	2542082	TBD	IRELAND	TBD	TBD
2023-103	2542082	TBD	ITALY	TBD	TBD
2023-103	8,507,734	TBD	UNITED STATES	TBD	TBD
2023-103	9,133,085	TBD	UNITED STATES	TBD	TBD
2023-103	9,480,659	TBD	UNITED STATES	TBD	TBD
2023-103	9,498,448	TBD	UNITED STATES	TBD	TBD
2023-103	9,700,524	TBD	UNITED STATES	TBD	TBD
2023-103	10,457,618	TBD	UNITED STATES	TBD	TBD
2023-103	10,899,691	TBD	UNITED STATES	TBD	TBD
2023-103	17/749,293	TBD	UNITED STATES	TBD	TBD
2023-103	13107886.7	TBD	HONG KONG	TBD	TBD

Amended & Restated # 2024-0301 to Agreement #A09-216

Exhibit B
Page 5 of 5